Exhibit 99.1

Trailblazer Merger Corporation I Announces the Separate Trading of its Class A Common Stock and Rights Commencing May 15, 2023

New York– May 15, 2023 – Trailblazer Merger Corporation I (the “Company”) announced that, commencing May 15, 2023, shares of the Company’s Class A common stock and rights, which together comprise the units sold in the Company’s initial public offering, will begin separate trading. At such time, holders will hold the separate securities and no longer hold units (without any action needing to be taken by the holders), and the units will no longer trade. The separated Class A common stock and rights are expected to trade on the Nasdaq Global Market under the symbols “TBMC” and “TBMCR,” respectively. No fractional rights will be issued upon separation of the units and only whole rights will trade.

The units were initially offered by the Company in an underwritten offering. LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. acted as joint book-running managers of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 28, 2023.

The offering was made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from LifeSci Capital LLC, 250 West 55th Street, 34th Floor, New York, New York 10019, or by calling (646) 889-1200.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Trailblazer Merger Corporation I

TBMC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses. While TBMC may pursue an initial business combination target in any business or industry, TBMC intends to focus its search for a target business on companies operating in the technology industry.

Forward-Looking Statements

This press release contains “forward-looking statements” that are not historical facts, including with respect to the anticipated separation of the units into Class A common stock and rights. No assurance can be given that the units will be separated as indicated. Forward-looking statements involve risks and uncertainties and are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

TBMC Contact:

Yosef Eichorn

Chief Development Officer

Trailblazer Merger Corporation I

(646) 747-9618

info@trailblazermergercorp.com